Exhibit 23.2




                       CONSENT OF INDEPENDENT ACCOUNTANTS



                                    ---------


We consent to the incorporation by reference in the Prospectus Supplement to the Registration Statement on Form S-3 of Georgia Power Company's Series M 5.40% Senior Insured Quarterly Notes of our report dated March 12, 2002 relating to the financial statements of XL Capital Assurance Inc. as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001, which appears as an exhibit in XL Capital Ltd.'s Annual Report on Form 10-K for the year ended December 31, 2001. We also consent to the reference to our Firm under the caption "Experts" in such Prospectus Supplement.


PricewaterhouseCoopers LLP

/s/PricewaterhouseCoopers LLP

New York, New York
February 27, 2003